AMENDMENT NO. 3 TO
SUB-ADVISORY AGREEMENT

This amendment, dated May 1, 2014, by and among Neuberger Berman Management LLC (“Manager”), NB Alternative Investment Management LLC, (“Adviser” and together with the Manager, the “NB Parties”) and Cramer Rosenthal McGlynn, LLC (“Sub-Adviser”), is made to the Sub-Advisory Agreement dated May 15, 2012, as amended (the “Agreement”). Terms defined in the Agreement used herein as therein defined.

WHEREAS, Neuberger Berman Advisers Management Trust, a Delaware statutory trust (“AMT Trust” and together with Neuberger Berman Alternative Funds, the “Trust”) is registered under the Investment Company Act of 1940, as amended (“1940 Act”), as an open-end, management investment company and has established one or more separate series of shares (each a “Series”) with each Series having its own assets and investment policies; and

WHEREAS, AMT Trust has retained Manager to provide investment advisory and administrative services to certain of the Series of the AMT Trust pursuant to a Management Agreement dated May 1, 2014, which agreement specifically provides for the retention of one or more sub-advisers to provide the investment advisory services described therein; and

WHEREAS, Manager has retained Adviser to provide certain investment advisory service to certain of the Series of the Trust pursuant to an Investment Advisory Agreement dated May 1, 2014, which agreement provides that Adviser is responsible for the selection and monitoring of sub-advisers for certain Series; and

WHEREAS, NB Parties desire to retain Sub-Adviser to furnish investment advisory and portfolio management services to the portion of each Series listed in Schedule A attached hereto that has been allocated to Sub-Adviser by the Adviser and to the portion of such other Series of Trust hereinafter established as agreed to from time to time by the parties (“Allocated Portion”), evidenced by an addendum to Schedule A (hereinafter “Series” shall refer to each Series which is subject to this Agreement), and the Sub-Adviser is willing to furnish such services;

WHEREAS, the parties desire to amend the Agreement for purposes of adding Absolute Return Multi-Manager Portfolio, a separate series of AMT Trust;

NOW, THEREFORE, in consideration of the promises and mutual covenants hereinafter contained, the parties agree as follows:

1.	Schedule A of the Agreement is hereby deleted in its entirety and replaced with the new Schedule A attached hereto.

2.	Schedule B of the Agreement is hereby deleted in its entirety and replaced with the new Schedule B attached hereto.

3.	The second sentence of the third paragraph of Section 11 of the Agreement is hereby deleted in its entirety and replaced with the following:

“The NB Parties and Sub-Adviser each agree that the Sub-Adviser shall manage the Allocated Portion as if it was a separate operating portfolio and shall comply with subsections (a) and (b) of Section 1 of this Sub-Advisory Agreement (including, but not limited to, the investment objectives, policies and restrictions applicable to the Series and qualifications of the Series as a regulated investment company under the Code and, with respect to any Series of AMT Trust, Section 817(h) of the Internal Revenue Code of 1986, as amended) only with respect to the Allocated Portion.

4.	Except as modified hereby, all other terms and conditions of the Agreement shall remain in full force and effect.

5.	This Amendment may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same Amendment.

CRAMER ROSENTHAL MCGLYNN, LLC By: /s/ Chris Barnett Name: Chris Barnett Title: President	NEUBERGER BERMAN MANAGEMENT LLC By: /s/ Robert Conti Name: Robert Conti Title: President
NB ALTERNATIVE INVESTMENT
MANAGEMENT LLC

By: /s/ Tia Lowe
Name: Tia Lowe
Title: Senior Vice President

SUB-ADVISORY AGREEMENT
SCHEDULE A

Trust	Series
Neuberger Berman Alternative Funds	Neuberger Berman Absolute Return Multi-Manager Fund
Neuberger Berman Alternative Funds	Neuberger Berman Long Short Multi-Manager Fund
Neuberger Berman Advisers Management Trust	Absolute Return Multi-Manager Portfolio

Date: May 1, 2014

SUB-ADVISORY AGREEMENT

SCHEDULE B

RATE OF COMPENSATION

SERIES	RATE OF COMPENSATION BASED ON EACH SERIES' AVERAGE DAILY NET ASSETS ALLOCATED TO THE SUBADVISER
Neuberger Berman Absolute Return Multi-Manager Fund Neuberger Berman Long Short Multi-Manager Fund Absolute Return Multi-Manager Portfolio

Date: May 1, 2014